Exhibit 99.1

Lands’ End Announces Third Quarter of Fiscal 2015 Results

Dodgeville, WI - December 3, 2015 - Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the third quarter ended October 30, 2015.

Third Quarter Summary:

•	Net revenue was $334.4 million as compared to $373.1 million in the third quarter last year. Revenue in the Direct segment was $287.8 million and Retail segment revenue was $46.6 million.

•	Gross margin was 48.6% as compared to 49.1% in the third quarter last year, primarily due to the impact of foreign currency.

•
Net income was $10.7 million as compared to $18.0 million in the third quarter last year. Net income in the third quarter 2015 was positively impacted by $0.6 million after tax related to the product recall.

•	Adjusted EBITDA(1) was $26.5 million as compared to $39.9 million in the third quarter last year.

•	Cash and cash equivalents at the end of the third quarter of fiscal 2015 were $105.0 million.

Federica Marchionni, Lands’ End’s Chief Executive Officer, stated, “While our third quarter financial results did not meet our expectations, which we attribute to both external and internal factors, we made important progress on a number of initiatives that we believe will position the Company for the future.  Sales in the third quarter were impacted by the challenging retail environment, as well as unseasonably warm weather which negatively affected the performance of our cold weather categories. Our sales performance was also the result of a pullback in promotions to focus on higher margin sales, reduced catalog circulation to lapsed and less profitable customers, and a lack of product acceptance. We revamped the product presentation and messaging in our core catalog, expanded our e-commerce business with site enhancements and a fully shoppable digital catalog, debuted a spectacular campaign with renowned photographer Bruce Weber, and opened our first ever pop-up stores on New York’s Fifth Avenue and in Boston’s Copley Square.”

Ms. Marchionni continued, “Looking ahead, we remain intently focused on the continued execution of our strategic initiatives, particularly around marketing and branding, as well as in our ecommerce and catalog businesses. We remain committed to our brand strategy which is grounded in bringing the quality, value and service that Lands’ End is known for, to a broader customer base.”

Third Quarter Results

Net revenue was $334.4 million in the third quarter of fiscal 2015 compared to $373.1 million in the third quarter of fiscal 2014. Direct segment net revenue decreased 10.1% to $287.8 million primarily due to lower sales in the U.S. market attributable to a reduced promotional approach, planned reductions in catalog, a highly promotional retail environment, lack of customer acceptance of the product offering and unseasonably warm weather compared to last year. International revenues decreased due to the impact of foreign currency; excluding the impact of foreign currency, international revenues would have increased slightly. Net revenue in the Retail segment decreased 11.7% to $46.6 million driven by a decrease in same store sales and a reduction in the number of Lands' End Shops at Sears. Same store sales decreased 8.9%, due to the same factors that impacted our direct segment in addition to declining traffic in the Company's Lands' End Shops at Sears. On October 30, 2015, the Company operated 227 Lands' End Shops at Sears, 14 global Lands' End Inlet stores and five international shop-in-shops compared to 242 Lands' End Shops at Sears, 14 global Lands' End Inlet stores, and five international shop-in-shops on October 31, 2014.

Gross profit was $162.4 million, or 48.6% of net revenues, in the third quarter of fiscal 2015 compared with gross profit of $183.3 million, or 49.1% of net revenues, in the third quarter of fiscal 2014. Gross margin was negatively impacted by approximately 50 basis points from changes in currency exchange rates.

Selling and administrative expenses were $135.9 million in the third quarter of fiscal 2015 compared to $143.4 million in the third quarter of fiscal 2014. Of the $7.5 million decrease in the third quarter, changes in currency exchange rates favorably impacted selling and administrative expenses by approximately $2.4 million. The currency neutral savings were primarily attributable to lower marketing investment and decreases in incentive compensation expenses. As a percentage of net revenue, selling and administrative expenses were 40.6% in the third quarter of fiscal 2015 compared to 38.4% in the third quarter of fiscal 2014. The deleveraging of selling and administrative expenses was attributable to decreased revenues, partially offset by lower costs.

Depreciation and amortization expense was $4.3 million in the third quarter of fiscal 2015 compared to $4.8 million in the third quarter of fiscal 2014, primarily attributable to an increase in fully depreciated assets.

Other operating (income) / expense, net includes $1.0 million of income related to the product recall reserve recorded in the fourth quarter of fiscal 2014.  The $1.0 million is a reversal of the product recall reserve and a vendor payment received in relation to the recall. The customer return rates for the recalled products have been lower than estimated despite the efforts by the Company to contact impacted consumers. The remaining reserve is insignificant.

As a result of the above factors, operating income decreased to $23.3 million in the third quarter of fiscal 2015 from $35.1 million in the third quarter of fiscal 2014.

Interest expense was $6.2 million in the third quarter of fiscal 2015, relatively flat with the third quarter of fiscal 2014.

Other expense, net includes a charge of $1.2 million from the reduction to a tax receivable from our former parent as a result of favorable tax settlements in certain state tax jurisdictions. Consequently there is a $1.2 million reduction in income tax expense (before consideration of federal income tax impact).

Income tax expense was $5.6 million for the third quarter of fiscal 2015 compared with $11.4 million in the third quarter of fiscal 2014. The effective tax rate was 34.2% due to the previously mentioned favorable tax settlements in the third quarter of fiscal 2015 compared with 38.8% in the third quarter of fiscal 2014.

Net income was $10.7 million, or $0.33 per diluted share in the third quarter of fiscal 2015 compared with net income of $18.0 million, or $0.56 per diluted share in the third quarter of fiscal 2014. Earnings per share were benefited by approximately $0.02 as a result of the reversal of the product recall accrual. The impact of changes in currency exchange rates negatively impacted Net income by $1.4 million (after tax) and earnings per share by $0.04.

As a result of the factors above, Adjusted EBITDA1 was $26.5 million in the third quarter of fiscal 2015 compared to $39.9 million in the third quarter of fiscal 2014. Adjusted EBITDA1 excludes the impact of the reversal of the product recall accrual. The impact of changes in currency exchange rates negatively impacted Adjusted EBITDA1 by $2.3 million.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $105.0 million on October 30, 2015 compared to $105.6 million on October 31, 2014. Net cash used in operations for the 39 weeks ended October 30, 2015 was $94.8 million compared to net cash provided by operations of $85.6 million in the same period last year primarily due to:

•	Increased inventory receipts to replenish inventory levels as beginning inventory for fiscal 2015 was $69 million less than beginning inventory for fiscal 2014

•	Lower operating revenues

•	One-time impact of items in the prior year that were settled through intercompany transactions with our former parent prior to the separation

Inventory increased 8.1% to $436.7 million on October 30, 2015 from $403.9 million on October 31, 2014 due to lower revenues and an increase in inventory receipts.

The Company had $156.5 million of availability under its asset-based senior secured credit facility and had long-term debt of $502.1 million as of October 30, 2015.

Conference Call

The Company will host a conference call on Thursday, December 3, 2015 at 8:00 a.m. EDT to review its third quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company's website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands' End, Inc. (NASDAQ: LE) is a leading multi-channel retailer of casual clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands’ End Shops at Sears® and standalone Lands’ End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for men, women, kids and the home.

Forward-Looking Statements

Results are unaudited. This press release contains forward-looking statements, including statements about our strategies and our opportunities for growth. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. There can be no assurance that any of our efforts will be successful. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following additional factors, among others, could cause our actual results, performance, and achievements to differ from those described in the forward-looking statements: our ability to offer merchandise and services that customers want to purchase, including our ability to strengthen our merchandise offering, including the new Lighthouse by Lands’ End™ label, while retaining and growing sales from core customers; changes in customer preference for our branded merchandise; customers’ use of our digital platform, including our e-commerce websites, customer response to direct mail catalogs and digital marketing and catalogs; the success of our efforts to change the issuance of catalogs and reinvest savings therefrom into marketing initiatives that are designed to drive new customer acquisition and increase brand awareness; the success of our overall marketing strategies, including brand marketing initiatives, some of which, if successful, may not produce positive results in the short term; the success of our efforts to optimize promotions to drive sales and maximize gross margin dollars; our maintenance of a robust customer list; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; the success of our ERP implementation; the success of our efforts to grow and expand into new markets and channels; fluctuations and increases in the costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our “store within a store” business; if Sears Holdings sells or disposes of its retail stores, including pursuant to the recapture rights granted to Seritage Growth Properties and other parties, or if its retail business does not attract customers or does not adequately provide services to the Lands’ End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage customer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; our exposure to periodic litigation and other regulatory proceedings, including with respect to product liability claims; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; our failure to retain our executive management team and to attract qualified new personnel; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the inability of our past performance generally, as reflected on our historical financial statements, to be indicative of our future performance; the impact of increased costs due to a decrease in our purchasing power following our separation from Sears Holdings (“Separation”) and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements that have been executed in connection with the Separation or our failure to have necessary systems and services in place when certain of the transaction agreements expire; our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received better terms from an unaffiliated third party; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; our inability to engage in certain corporate transactions after the Separation; the ability of our principal shareholders to exert substantial influence over us; adverse effects of the Separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; declines in our stock price due to the eligibility of a number of our shares of common stock for future sale; our inability to pay dividends; stockholders’ percentage ownership in Lands’ End may be diluted in the future; and increases in our expenses and administrative burden in relation to being a public company, in particular to maintain compliance with certain provisions of the Sarbanes-Oxley Act of 2002; and other risks, uncertainties and factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 30, 2015 and other filings with the SEC. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

Contacts

ICR
Jean Fontana
646-277-1214
Jean.Fontana@icrinc.com

Lands’ End, Inc.
Michele Casper
Director of Public Relations
(608) 935-4633
Michele.Casper@landsend.com

Lands’ End, Inc.
Michael Rosera
Chief Operating Officer and Chief Financial Officer
(608) 935-9341

-Financial Tables Follow-

LANDS’ END, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share data)	October 30, 2015	October 31, 2014	January 30, 2015
ASSETS
Current assets
Cash and cash equivalents	$104,986	$105,574	$221,454
Restricted cash	3,300	3,300	3,300
Accounts receivable, net	37,875	39,459	30,073
Inventories, net	436,712	403,938	301,367
Deferred tax assets	—	—	3,438
Prepaid expenses and other current assets	42,187	40,361	31,408
Total current assets	625,060	592,632	591,040
Property and equipment, net	105,661	99,070	101,223
Goodwill	110,000	110,000	110,000
Intangible assets, net	528,300	529,369	528,712
Other assets	20,335	22,942	22,462
TOTAL ASSETS	$1,389,356	$1,354,013	$1,353,437
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$151,429	$157,674	$132,796
Deferred tax liabilities	2,526	2,850	—
Other current liabilities	107,596	121,924	107,553
Total current liabilities	261,551	282,448	240,349
Long-term debt	502,125	507,275	505,988
Long-term deferred tax liabilities	182,400	172,930	184,483
Other liabilities	16,390	17,439	18,424
TOTAL LIABILITIES	962,466	980,092	949,244
Commitments and contingencies
STOCKHOLDERS' EQUITY
Common stock, par value $0.01- authorized: 480,000,000 shares; issued and outstanding: 31,991,100, 31,956,521, 31,956,521	320	320	320
Additional paid-in capital	344,156	342,130	342,294
Retained earnings	88,787	35,782	68,877
Accumulated other comprehensive loss	(6,373)	(4,311)	(7,298)
Total stockholders’ equity	426,890	373,921	404,193
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,389,356	$1,354,013	$1,353,437

LANDS’ END, INC.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(in thousands except per share data)	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014
Net revenue	$334,434	$373,082	$946,235	$1,050,787
Cost of sales (excluding depreciation and amortization)	172,019	189,787	492,756	537,064
Gross profit	162,415	183,295	453,479	513,723

Selling and administrative	135,867	143,370	394,261	419,859
Depreciation and amortization	4,260	4,802	12,874	14,629
Other operating (income) expense, net	(1,009)	25	(3,366)	45
Operating income	23,297	35,098	49,710	79,190
Interest expense	6,204	6,194	18,615	14,324
Other expense (income), net	796	(507)	(210)	(847)
Income before income taxes	16,297	29,411	31,305	65,713
Income tax expense	5,572	11,420	11,395	25,009
NET INCOME	$10,725	$17,991	$19,910	$40,704
NET INCOME PER COMMON SHARE
Basic:	$0.34	$0.56	$0.62	$1.27
Diluted:	$0.33	$0.56	$0.62	$1.27

Basic weighted average common shares outstanding	31,991	31,957	31,975	31,957
Diluted weighted average common shares outstanding	32,059	31,971	32,042	31,965

Use and Definition of Non-GAAP Financial Measures
(1)Adjusted EBITDA - In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below.
Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA(1) is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax costs.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦
For the 13 and 39 weeks ended October 30, 2015, we exclude benefits related to the reversal of a portion of the product recall accrual recognized in Fiscal 2014 as these were unusual events that affect the comparability of our financial results.

◦
For 13 and 39 weeks ended October 30, 2015 and October 31, 2014, we exclude the gain or loss on disposal of property and equipment as management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited)

	13 Weeks Ended				39 Weeks Ended
	October 30, 2015		October 31, 2014		October 30, 2015		October 31, 2014
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue	$’s	% of Net revenue	$’s	% of Net revenue
Net income	$10,725	3.2%	$17,991	4.8%	$19,910	2.1%	$40,704	3.9%
Income tax expense	5,572	1.7%	11,420	3.1%	11,395	1.2%	25,009	2.4%
Other expense (income), net	796	0.2%	(507)	(0.1)%	(210)	—%	(847)	(0.1)%
Interest expense	6,204	1.9%	6,194	1.7%	18,615	2.0%	14,324	1.4%
Operating income	23,297	7.0%	35,098	9.4%	49,710	5.3%	79,190	7.5%
Depreciation and amortization	4,260	1.3%	4,802	1.3%	12,874	1.4%	14,629	1.4%
Product recall	(1,007)	(0.3)%	—	—%	(3,371)	(0.4)%	—	—%
(Gain) loss on disposal of property and equipment	(2)	—%	25	—%	5	—%	45	—%
Adjusted EBITDA (1)	$26,548	7.9%	$39,925	10.7%	$59,218	6.3%	$93,864	8.9%

LANDS’ END, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
(in thousands)	October 30, 2015	October 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,910	$40,704
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,874	14,629
Product Recall	(3,371)	—
Amortization of debt issuance costs	1,313	1,092
Stock-based compensation	2,307	1,954
Loss on disposal of property and equipment	5	45
Deferred income taxes	3,381	7,730
Change in operating assets and liabilities:
Inventories	(134,690)	(36,306)
Accounts payable	20,078	44,989
Other operating assets	(18,124)	(23,402)
Other operating liabilities	1,523	34,123
Net cash (used in) provided by operating activities	(94,794)	85,558
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(18,117)	(11,141)
Net cash used in investing activities	(18,117)	(11,141)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from Sears Holdings, net	—	8,784
Proceeds from issuance of long-term debt	—	515,000
Payments on term loan facility	(3,863)	(2,575)
Debt issuance costs	—	(11,433)
Dividend paid to a subsidiary of Sears Holdings Corporation	—	(500,000)
Net cash (used in) provided by financing activities	(3,863)	9,776
Effects of exchange rate changes on cash	306	(1,030)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(116,468)	83,163
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	221,454	22,411
CASH AND CASH EQUIVALENTS, END OF PERIOD	$104,986	$105,574
SUPPLEMENTAL CASH FLOW INFORMATION:
Unpaid liability to acquire property and equipment	$2,695	$2,030
Income taxes paid	$19,714	$13,013
Interest paid	$17,037	$13,020

Financial information by segment is presented in the following tables for the 13 and 39 weeks ended October 30, 2015, and October 31, 2014.

	13 Weeks Ended		39 Weeks Ended
(in thousands)	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014
Net revenue
Direct	$287,778	$320,286	$805,886	$888,889
Retail	46,597	52,776	140,166	161,831
Corporate/ other	59	20	183	67
Total Net revenue	$334,434	$373,082	$946,235	$1,050,787

	13 Weeks Ended		39 Weeks Ended
(in thousands)	October 30, 2015	October 31, 2014	October 30, 2015	October 31, 2014
Adjusted EBITDA(1):
Direct	$36,951	$47,767	$85,316	$115,550
Retail	(1,714)	816	(907)	4,102
Corporate/ other	(8,689)	(8,658)	(25,191)	(25,788)
Total Adjusted EBITDA(1)	$26,548	$39,925	$59,218	$93,864